Exhibit 10.2

AMENDMENT NO. 3 TO LOAN DOCUMENTS

SYPRIS SOLUTIONS, INC. (“Holdings”), SYPRIS TECHNOLOGIES, INC. (“Technologies”), SYPRIS ELECTRONICS, LLC (“Electronics”), SYPRIS DATA SYSTEMS, INC. (“Data Systems”), SYPRIS TECHNOLOGIES MARION, LLC (“Marion”), SYPRIS TECHNOLOGIES KENTON, INC. (“Kenton”), SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC (“Mexican Holdings”), SYPRIS TECHNOLOGIES NORTHERN, INC. (“Northern”), SYPRIS TECHNOLOGIES SOUTHERN, INC. (“Southern”), and SYPRIS TECHNOLOGIES INTERNATIONAL, INC. (“International”) (each a “Borrower”, and collectively the “Borrowers”) and PNC BANK, NATIONAL ASSOCIATION, as Agent (“PNC”, and in such capacity, “Agent”) and Lender, agree as follows in this Amendment No. 3 to Loan Documents (the “Amendment”) effective as of June 29, 2015 (the “Effective Date”):

1.	Recitals.

1.1

As of May 12, 2011, Borrowers and PNC, as Lender and Agent, entered into a Revolving Credit and Security Agreement (as amended, extended, modified, or restated, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined will have the meanings given such terms in the Loan Agreement as amended. The Loan Agreement, the Other Documents, and all related loan and/or security documents related thereto are referred to herein as the “Loan Documents”.

1.2

Borrowers have informed Agent and Lenders that (i) the aggregate balance of Revolving Advances outstanding exceeds the lesser of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all Letters of Credit or (b) the Formula Amount, in violation of Sections 2.5 and 8.2(c) of the Loan Agreement, (ii) the Borrowers failed to maintain Free Cash Flow of not less than ($5,397,000) as of May 31, 2015 for the three month period then ending, in violation of Section 6.5(b) of the Loan Agreement, and (iii) the Borrowers may have failed to comply with Section 6.7 of the Loan Agreement, requiring Borrowers to pay, discharge, and otherwise satisfy in full all of its debts and liabilities. Such events constitute Events of Default under Sections 10.2 and 10.5 of the Loan Agreement (collectively, the “Existing Events of Default”).

1.3	Borrowers have requested, and Agent and Lenders have agreed, to waive the Existing Events of Default and to amend the Loan Documents, on the terms and subject to the conditions set forth herein.

2.

Waiver of Existing Events of Default. Subject to the terms and conditions contained herein, upon the effectiveness of this Amendment, Agent and Lenders hereby waive the Existing Events of Default; provided, however that such waiver shall in no way constitute a waiver of any other Defaults or Events of Default which may have occurred but which are not specifically referenced as the Existing Events of Default, nor shall this waiver obligate Agent or any Lender to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with the terms of the Loan Agreement, including without limitation the covenants set forth in Sections 2.5, 8.2(c), and 6.5(b) thereof). Other than in respect of the Existing Events of Default, this waiver shall not preclude the future exercise of any right, power, or privilege available to Agent or any Lender whether under the Loan Agreement, the Other Documents or otherwise. Agent has not been advised by the Borrowers of the existence of, and is not otherwise aware of, any Defaults or Events of Default other than the Existing Events of Default, and the Borrowers have represented to Lender that no Default or Event of Default, other than the Existing Events of Default, has occurred and is continuing under any of the Loan Documents.

3.	Amendments.

3.1	New Definitions. Section 1.2 of the Loan Agreement is hereby amended to add the following defined terms in alphabetical order:

“Acquired Meritor Assets” shall mean the tangible and intangible assets (other than axle shaft manufacturing assets) located at the Borrowers’ facility located in Morganton, North Carolina, including but not limited to (i) machinery, equipment, fixtures, and tooling, (ii) computer hardware and software owned by the Borrowers, (iii) patents and patent applications related to such assets, (iv) drawings, work instructions, trade secrets, and other non-registered intellectual property necessary for or used in the continued operation of the business at such facility, (v) rights under license or other agreements that are necessary for the continued operation of the business, (vi) accounts receivable related to such assets, and (vii) usable, non-obsolete raw, work-in-process, and finished goods inventory at such facility, in each case directly related to products of Meritor, Sisamex, or USM.

“Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of the Agent to realize upon the Collateral, such as, without limitation, fraud, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or if Agent is required, in Agent’s Permitted Discretion, to pay expenses on behalf of the Borrowers to ensure the continuity of Borrowers’ operations.

“Letter of Intent” shall mean the letter of intent between Meritor and Holdings dated June 29, 2015.

“Meritor” shall mean Meritor Heavy Vehicle Systems, LLC.

“Meritor Guaranteed Inventory” shall mean raw materials, work-in-process, and finished goods Inventory, as applicable, for Meritor, which is not defective, which is located in the United States, and which is less than 90 days old, and for which Meritor has provided a guaranty of purchase subject to documentation in form and substance reasonably acceptable to Agent.

“Meritor Sale” shall mean the purchase by Meritor of the Acquired Meritor Assets for a purchase price consisting of (i) $10,500,000 for machinery and equipment, (ii) net book value of the usable, non-obsolete inventory, and (iii) $2,000,000 for a 5 year lease of the real estate owned by Technologies located in Morganton, North Carolina.

“Third Amendment Date” shall mean June 29, 2015.

“Trigger Event” shall mean the earlier to occur of the following: (i) July 7, 2015 or (ii) the Meritor Sale.

3.2	Definitions. Section 1.2 of the Loan Agreement is hereby amended by amending and restating the following defined terms:

“Amortizing Tranche” shall mean the portion of the Formula Amount calculated in accordance with Section 2.1(a)(y)(vii)(A).

“Free Cash Flow” shall mean, for Holdings and its Subsidiaries on a consolidated basis for any period, the net cash flow as calculated in accordance with Exhibit A attached hereto, provided that in no circumstances shall any interco receipt/US or interco receipt/MX be included in cash receipts or cash disbursements.

“Maximum Revolving Advance Amount” shall mean (i) prior to the closing of the Meritor Sale, $22,500,000 and (ii) at all times following the closing of the Meritor Sale, $10,000,000.

3.3	Borrowing Base. Section 2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.1.     Revolving Advances.

(a)     Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, minus the Maximum Undrawn Amount of all Letters of Credit or (y) an amount equal to the sum of:

(i)     up to 85% of Eligible Receivables, plus

(ii)     up to the lesser of (A) 75% of Eligible Finished Goods Inventory, or (B) 85% of the appraised orderly liquidation value of Eligible Finished Goods Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith), in each case other than Meritor Guaranteed Inventory, plus

(iii)     up to the lesser of (A) 65% of Eligible Raw Material Inventory, or (B) 85% of the appraised orderly liquidation value of Eligible Raw Materials Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith), in each case other than Meritor Guaranteed Inventory, plus

(iv)     up to the lesser of (A) 65% of Eligible Work-In-Process Inventory, (B) 85% of the appraised orderly liquidation value of Eligible Work-In-Process Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith), in each case other than Meritor Guaranteed Inventory, or (C) $10,000,000 plus

(v)     up to 90% of the net book value of Meritor Guaranteed Inventory, minus

(vi)     the amount by which the sum of Section 2.1(a)(y)(ii) plus Section 2.1(a)(y)(iii) plus Section 2.1(a)(y)(iv) plus Section 2.1(a)(y)(v) exceeds $10,000,000, plus

(vii)     (I) prior to the closing of the Meritor Sale, (A) up to the lesser of (i) $6,428,000, or (ii) 80% of the appraised orderly liquidation value of all Eligible Equipment (as evidenced by an appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith), minus (B) each reduction to the Amortizing Tranche required hereunder plus (C) $500,000 and (II) following the closing of the Meritor Sale, $0, minus

(viii)     the Maximum Undrawn Amount of all Letters of Credit, minus

(ix)     such reserves as Agent may deem proper and necessary from time to time in its Permitted Discretion, subject to Section 2.1(b) hereof.

The amount derived from the sum of Section 2.1(a)(y) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)     Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b). Notwithstanding the foregoing, Agent agrees not to adjust the Advance Rates in effect on the Third Amendment Date or institute any new reserves, except to the extent reasonably required by Exigent Circumstances as determined by Agent in its Permitted Discretion.

(c)     Consigned Inventory. In the event that any Inventory supplied by Meritor after the Third Amendment Date becomes subject to a consignment or consignment agreement for which Agent has been noticed under applicable law, all Inventory related to Meritor products, including without limitation, Meritor Guaranteed Inventory, shall be immediately deemed to be ineligible under the Formula Amount.

3.4	Financial Covenants. Section 6.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.5     Free Cash Flow. Cause to be maintained Free Cash Flow as of the end of each week on a cumulative basis commencing with the week ending July 5, 2015, of not less than the amounts set forth in the chart below for the corresponding measurement periods set forth in the chart below:

Measurement Period	Free Cash Flow
Week ending July 5, 2015	$(1,266,000)
Week ending July 12, 2015	$(2,932,000)
Week ending July 19, 2015	$(6,160,000)
Week ending July 26, 2015	$(5,557,000)
Week ending August 2, 2015	$(6,427,000)
Week ending August 9, 2015	$(6,242,000)
Week ending August 16, 2015	$(7,686,000)
Week ending August 23, 2015	$(7,238,000)
Week ending August 30, 2015	$(6,873,000)
Week ending September 6, 2015	$(6,432,000)
Week ending September 13, 2015	$(7,813,000)
Week ending September 20, 2015	$(7,764,000)
Week ending September 27, 2015	$(6,583,000)

3.5	Payment of Indebtedness. Section 6.7 of the Loan Agreement is hereby deleted in its entirety.

4.	Meritor.

4.1

Borrowers agree that if Meritor repudiates, breaches, attempts to terminate, or challenges the validity of, or its liability under, any of its agreements with Borrowers in connection with the Meritor sale, or ceases negotiations to conclude the Meritor Sale, such event shall constitute an Event of Default, and in addition Borrowers shall provide immediate notice to Agent if Meritor repudiates, breaches, or attempts to terminate, its obligations with respect to the Meritor Sale or negotiations in connection therewith.

4.2

Borrowers shall provide to Meritor a subordinated second lien in connection with the subordinated indebtedness not to exceed $5,000,000 consisting of outstanding rebill receivables, and Agent consents to such lien; provided, however, that Agent shall have received an Intercreditor and Subordination Agreement executed by Meritor and acknowledged by the Borrowers with respect to such lien, in form and substance reasonably satisfactory to Agent.

5.	Representations, Warranties and Covenants. To induce Agent and Lenders to enter into this Amendment, each Borrower represents, warrants, and covenants, as applicable, as follows:

5.1

No Claims. Each Borrower represents and warrants that it has no claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, existing as of the date of this Amendment (collectively, “Claims”) against Agent or Lender, their direct or indirect parent corporations or any direct or indirect Affiliates of such parent corporations, or any of the foregoing's respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event (defined below). As an inducement to Agent and Lender to enter into this Amendment, each Borrower on behalf of itself, and all of its respective successors and assigns hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown in existence as of the date hereof, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of any of the terms of the Loan Documents or any documents executed in connection with the Loan Documents or which was related to or connected in any manner, directly or indirectly to the relationship between the Borrowers and Agent or Lender or to the extension of credit represented by the Loan Documents.

5.2

Authorization. Each Person executing this Amendment on behalf of a Borrower is a duly elected and acting manager or officer of such Borrower and is duly authorized by the board of directors, members or managers, as applicable, of such Borrower to execute and deliver this Amendment on behalf of such Borrower. The entry into and performance of this Amendment and the related documents have been duly authorized by each Borrower. Each Borrower has the full right, power and authority to enter into this Amendment and perform its respective obligations hereunder.

5.3

No Misrepresentations. No information or material submitted to Agent in connection with this Amendment contains any material misstatement or misrepresentation nor omits to state any material fact or circumstance.

5.4

No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations hereunder do not and will not conflict with any provision of law or the organizational documents of Borrowers or of any agreement binding upon Borrowers.

5.5	Enforceability. This Amendment and each of the related documents is a legal and valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms.

5.6	Events of Default. After giving effect to this Amendment, no Default or Event of Default is continuing under any of the Loan Documents.

5.7

Ratification. Except as expressly modified herein, the Loan Documents, as amended, are and remain in full force and effect. The Loan Documents are hereby ratified and confirmed as the continuing obligation of the Borrowers. The Borrowers hereby reaffirm and grant to the Agent a security interest in and lien upon all of the Collateral.

6.	Conditions Precedent. The closing and the effectiveness of this Amendment is subject to the following conditions precedent:

6.1	Amendment. Agent shall have received this Amendment duly executed by the Borrowers.

6.2	Note. Agent shall have received an Amended and Restated Revolving Credit Note in the amount of $22,500,000 duly executed by Borrowers in favor of PNC.

6.3	Sisamex Terms. Agent shall have received evidence satisfactory to Agent that Sisamex and Holdings have agreed upon revised payment terms such that Sisamex will pay Holdings on 30 day terms.

6.4	Letter of Intent. Agent shall have received a Letter of Intent between Meritor and Holdings, in form and substance reasonably acceptable to Agent.

6.5

Meritor Guaranty. Agent shall have received a guaranteed inventory agreement executed by Meritor pursuant to which Meritor shall guaranty to Agent that it shall purchase the Meritor Guaranteed Inventory free and clear of offsets.

6.6	Borrowing Base Certificate. Agent shall have received an updated Borrowing Base Certificate from Borrowers.

6.7	Amendment Fee. Agent shall have received a non-refundable amendment fee in the amount of $500,000 which shall be fully earned as of the date of this Amendment.

6.8

Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Amendment and the related documentation shall be satisfactory in form and substance to Agent and its counsel.

7.

Post-Closing Covenants. The following covenants shall amend and restate the post-closing conditions contained in Amendment No. 2 dated March 12, 2015 other than those contained in Section 7.5 of Amendment No. 2 which shall remain in full force and effect; provided, that notwithstanding anything to the contrary contained in Section 7.5.2 thereof, so long as Agent has been given reasonable notice (at least two Business Days in advance) of a request for payoff documentation, Agent will not receive the fee described therein if Agent has not received payment in full of the Obligations solely as a direct result of Agent’s failure to provide a payoff letter and lien release in connection therewith.

7.1

Projections. On each day following the date hereof, Keystone Consulting Group, LLC (“Keystone”) shall deliver to Agent projections showing sufficient Undrawn Availability for the Borrowers to operate their business through July 7, 2015.

7.2

Meritor Inventory Report. On Tuesday of each week, commencing with the first Tuesday following the date hereof, Borrowers shall deliver to Agent a report describing the Meritor Guaranteed Inventory, including the amount and value thereof.

7.3

Compliance Certificate. On Tuesday of each week, commencing with the first Tuesday following the date hereof, Borrowers shall deliver to Agent an updated Compliance Certificate. The form of Compliance Certificate shall be amended and restated and replaced with the form of Compliance Certificate attached hereto as Exhibit B.

7.4

Consulting Retention. Borrowers shall have continued the engagement of Keystone, or engage another restructuring firm reasonably acceptable to Agent, pursuant to an engagement letter in form and substance reasonably satisfactory to Agent.

7.5

Projections. On or before July 7, 2015, Borrowers shall prepare and deliver to Agent 90-day cash flow projections through the quarter ending September 30, 2015, consisting of a 13-week cash flow projection, prepared and fully reviewed by Keystone, together with weekly updates and reconciliations of actual to budgeted line items on each Wednesday thereafter.

7.6

Meritor Sale. On or before July 7, 2015, the Meritor Sale shall have closed pursuant to an asset purchase agreement which is not adverse to Agent or Lenders and which is substantially consistent with the Letter of Intent, and Borrowers shall have received proceeds of not less than (i) $10,500,000 for machinery and equipment, (ii) net book value of the usable, non-obsolete inventory, and (iii) $2,000,000 for a 5 year lease of the real estate owned by Technologies located in Morganton, North Carolina in Borrowers’ account maintained with PNC and applied to the Obligations, and the Borrowers shall have delivered to Agent an updated Borrowing Base certificate.

7.7

Investment Banker. On or before July 10, 2015, Borrowers shall deliver to Agent evidence reasonably satisfactory to Agent that Borrowers have retained, or continued the retention of, an investment banker reasonably acceptable to Agent, for the purpose of selling underutilized assets of the Borrowers or its affiliates, and such other assets as Keystone indicates will be necessary and appropriate to repay the Obligations in full on or before September 30, 2015.

7.8	Reserved.

7.9

Sisamex Terms. On or before July 1, 2015, Holdings shall have received from Sisamex, as a result of the change in payment terms to 30 days, not less than $1,000,000, which funds shall be received in Borrowers’ collection account maintained at PNC and applied to the Obligations. On or before August 1, 2015, Agent shall have received evidence satisfactory to Agent that Sisamex and Holdings have agreed upon further revised payment terms through September 30, such that Sisamex will pay Holdings on 10 day terms, resulting in a payment to Holdings on or before August 1, 2015, which funds shall be received in Borrowers’ collection account maintained at PNC and applied to the Obligations.

7.10

Morganton Facility. On or before the date that is the earlier of (x) 30 days from the closing of the Meritor Sale and (y) August 12, 2015 Meritor shall have paid to Borrower not less than $1,200,000 in cash, which funds shall be received in Borrowers’ collection account maintained at PNC and applied to the Obligations, as funding for either the purchase from the Borrowers of the Borrowers’ facility located in Morganton, North Carolina, or the entry into a 20-year lease of such facility.

7.11

Prospective Buyers and Lenders. On or before August 14, 2015, Borrowers shall provide Agent and Lenders, with copies of any engagement letters, non-binding letters of intent, and term sheets received from any prospective lenders and buyers evidencing that the Borrowers would be able to satisfy in full the Obligations on or before September 30, 2015 if the proposed transactions in such letters or term sheets are successfully closed.

7.12

Communication. Borrowers (i) through Keystone, shall provide Agent and Lenders with weekly updates, including without limitation calls, in form and substance acceptable to Agent, with respect to Borrowers’ refinancing, restructuring, and asset sale opportunities (such updates to include (a) a list of entities and persons who have signed confidentiality agreements, (b) any management presentations made to prospective lenders or buyers, and (c) any other material information with respect to Borrowers’ efforts to refinance the obligations of Agent and Lenders and sell assets) and (ii) instruct Keystone and any other advisors to communicate with Agent and Lenders on a routine basis regarding all material matters related to Borrowers, and in each case Agent will use good faith efforts to include Borrowers in such communications; provided, that failure of Agent to do so shall not result in liability to Agent.

7.13

Refinancing Opportunities. Borrowers shall use their reasonable best efforts to diligently pursue opportunities to refinance the Obligations in full and shall provide Agent with notice of any and all material developments in connection with any such efforts.

7.14

Commitment Letter. On or before September 15, 2015, the Borrowers shall have received, and shall have provided to Agent, (i) a commitment letter(s) evidencing a commitment(s) of a lender or lenders to extend financing to the Borrowers, (ii) a commitment letter(s) evidencing a commitment(s) of a buyer to purchase assets of the Borrowers, (iii) a commitment letter for an equity infusion or capital contribution into Borrowers, or (iv) a combination of commitment letters set forth in Sections 7.14(i), (ii) and (iii), in each case above such that Borrowers shall receive aggregate proceeds of not less than an amount required to repay the Obligations in full on September 30, 2015 and in each case such commitment letters shall be in form and substance reasonably satisfactory to Agent.

7.15	Repayment. Borrowers shall cause all Obligations to be repaid in full on or before September 30, 2015.

7.16

Fee. On or before the earlier of (i) September 30, 2015, (ii) repayment of the Obligations in full, or (iii) acceleration of the Obligations, Agent shall have received a non-refundable fee in the amount of $500,000 which has been fully earned as of the date hereof.

7.17

Intercreditor Agreement. At the time Borrowers execute any security agreement in favor of Meritor in connection with Section 4.2 hereof, Agent shall have received an Intercreditor and Subordination Agreement executed by Meritor and acknowledged by the Borrowers, in form and substance reasonably satisfactory to Agent, reflecting a subordinated silent second lien of Meritor in connection with subordinated indebtedness not to exceed $5,000,000 consisting of outstanding rebill receivables.

7.18

Other Actions. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

8.

Security Interest. As security for the payment and performance of the Obligations, and satisfaction by the Borrowers of all covenants and undertakings contained in the Loan Agreement and other Loan Documents, each of the Borrowers reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent, for its benefit and the benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located, and, to the extent not previously granted, hereby grants in favor of Agent, for its benefit and the benefit of each Lender, a lien and security interest in each Borrower’s right, title, and interest in and to the litigation between Dana Limited and Sypris Technologies, Inc., and any Affiliates.

9.	General.

9.1

This Amendment constitutes an “Other Document” as defined in the Loan Agreement. The Loan Documents are hereby modified to include this Amendment within the definition of the term “Other Documents” or “Loan Documents” as used therein.

9.2	All representations and warranties made by Borrowers herein will survive the execution and delivery of this Amendment.

9.3	This Amendment will be binding upon and inure to the benefit of Borrowers, Agent, and Lender and their respective successors and assigns.

9.4	This Amendment will in all respects be governed and construed in accordance with the laws of the State of Ohio.

9.5

This Amendment and the documents and instruments to be executed hereunder constitute the entire agreement among the parties with respect to the subject matter hereof and shall not be amended, modified or terminated except by a writing signed by the party to be charged therewith.

9.6

Each Borrower agrees to execute such other instruments and documents and provide Agent with such further assurances as Agent may reasonably request to more fully carry out the intent of this Amendment.

9.7

This Amendment may be executed in a number of identical counterparts. If so, each such counterpart shall collectively constitute one agreement. Any signature delivered by a party by facsimile transmission or other electronic means shall be deemed to be an original signature hereto.

9.8	No provision of this Amendment is intended or shall be construed to be for the benefit of any third party.

9.9	THE PARTIES EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT.

9.10

EACH BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Signature Page Follows

Executed as of July 2, 2015, and effective

as of the Effective Date

SYPRIS SOLUTIONS, INC.
as Borrower

By:	/s/ John R. McGeeney
Name:	John R. McGeeney
Title:	Vice President, General Counsel, and Secretary

SYPRIS TECHNOLOGIES, INC.
SYPRIS ELECTRONICS, LLC
SYPRIS DATA SYSTEMS, INC.
SYPRIS TECHNOLOGIES MARION, LLC
SYPRIS TECHNOLOGIES KENTON, INC.
SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC
SYPRIS TECHNOLOGIES NORTHERN, INC.
SYPRIS TECHNOLOGIES SOUTHERN, INC. SYPRIS TECHNOLOGIES INTERNATIONAL, INC.
as Borrowers

By:	/s/ John R. McGeeney
Name:	John R. McGeeney
Title:	General Counsel

PNC BANK, NATIONAL ASSOCIATION,
as Lender and Agent

By:	/s/ Jay Danforth
Name:	Jay Danforth
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 3 TO LOAN DOCUMENTS]